Exhibit 99.1

SpartanNash Announces Third Quarter Fiscal 2020 Financial Results

Reports Third Quarter Retail Comparable Store Sales of 10.6%

Generates EPS of $0.56; Adjusted EPS Increased 133% to $0.70

Adjusted EBITDA increased 37.2% to $57.0 million

Updates Fiscal Year 2020 Outlook

GRAND RAPIDS, MICHIGAN – November 11, 2020 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today reported financial results for its 12-week third quarter ended October 3, 2020.

Third Quarter Fiscal 2020 Highlights

•	Net sales growth of 3.1% to $2.06 billion from $2.00 billion in the prior year quarter, representing the eighteenth consecutive quarter of growth.
•	Retail comparable store sales of 10.6% were positive for the fifth consecutive quarter.
•	EPS of $0.56 per share, compared to a loss of $(0.01) per share in the prior year quarter; adjusted EPS of $0.70 per share, an increase of 133% over $0.30 per share in the prior year quarter.
•	Adjusted EBITDA increase of 37.2%, to $57.0 million from $41.6 million in the prior year quarter.
•

Subsequent to the end of the third quarter, the Company extended its commercial agreement with Amazon. In connection with this agreement, the Company issued stock warrants to a subsidiary of Amazon, subject to certain vesting conditions.

“In the past nine weeks since taking the CEO position I’ve visited a great number of our distribution centers and retail stores.  The passion demonstrated by our associates is nothing short of inspirational,” said Tony Sarsam, President and Chief Executive Officer. “I am energized and excited about the profitable growth opportunities that lie ahead for our business. As I immerse further into our business, I will continue to assess our long-term strategy, focus on motivating our associates and recognizing their accomplishments, identifying opportunities to make investments to improve the efficiency and effectiveness of our supply chain, and evaluating how to best position SpartanNash to deliver shareholder value for years to come.”

Consolidated net sales for the third quarter increased $61.0 million, or 3.1%, to $2.06 billion from $2.00 billion in the prior year quarter. The increase in net sales was generated through higher sales attributable to increased consumer demand related to COVID-19 in the Company’s Retail and Food Distribution segments, as well as continued growth with existing Food Distribution customers, partially offset by the continued impact of domestic base access and commissary shopping restrictions associated with COVID-19 in the Military segment.

Gross profit for the third quarter was $324.8 million, or 15.8% of net sales, compared to $290.4 million, or 14.5% of net sales, in the prior year quarter. The improvement in the gross profit rate was driven by improvements in margin rates at all three segments, as well as an increase in the proportion of Retail and Food Distribution segment sales, which generate higher margin rates than the Military segment.

Reported operating expenses for the third quarter were $295.8 million, or 14.4% of net sales, compared to $274.6 million, or 13.7% of net sales, in the prior year quarter. The increase in expenses as a rate of sales compared to the prior year quarter was due to increased incentive compensation related to improved Company performance, a higher mix of Retail segment sales which have higher operating expense rates, higher supply chain expenses in the Food Distribution segment, and a $5.2 million increase in restructuring and asset impairment charges, partially offset by increased leverage of retail store labor expenses and other fixed costs due to the higher sales volume in the quarter.

The Company reported operating earnings of $29.0 million compared to $15.8 million in the prior year quarter. The increase was attributable to increased sales volume, as well as the changes in rates of margin and operating expenses previously mentioned, partially offset by higher impairment charges. Adjusted operating earnings(1) were $35.8 million compared to $20.3 million in the prior year quarter and are adjusted for the items detailed in Table 3.

Interest expense decreased $3.9 million from the prior year quarter due to multiple rate cuts implemented by the Federal Reserve during 2019 and in early 2020, as well as the Company’s pay down of the debt balance made possible by higher earnings and lower required investments in working capital. Postretirement benefit expense was favorable $10.1 million from cycling charges related to the termination of the Company’s pension plan in the prior year quarter.

The Company reported earnings from continuing operations of $20.0 million, or $0.56 per diluted share, compared to a loss from continuing operations of $0.3 million, or $0.01 per diluted share, in the prior year quarter. The improvement reflects the operating earnings and non-operating expense changes noted above. Adjusted earnings from continuing operations(2) for the third quarter were $25.1 million, or $0.70 per diluted share. Adjusted earnings from continuing operations for the prior year quarter were $10.9 million, or $0.30 per diluted share. A reconciliation of reported earnings from continuing operations to adjusted earnings from continuing operations is included at Table 4.

Adjusted EBITDA(3) increased $15.4 million, or 37.2%, to $57.0 million compared to $41.6 million in the prior year quarter due to factors mentioned above.

Please see the financial tables at the end of this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable measure, prepared and presented in accordance with GAAP.

Segment Financial Results

Food Distribution

Net sales for Food Distribution increased $73.2 million, or 7.8%, to $1.01 billion from $0.94 billion in the prior year quarter. The increase was due to sales growth with existing customers, as well as incremental volume associated with increased consumer demand related to COVID-19, partially offset by the impact of the Company’s decision to exit its Fresh Production operations.

Reported operating earnings for Food Distribution were $9.2 million compared to $11.7 million in the prior year quarter. During the quarter, the Company made the decision to abandon a tradename within this segment to better align with the Company’s overall transportation operations and to provide a more integrated solution to its customers, resulting in a $7.0 million impairment of the associated indefinite-lived tradename asset. The decrease in reported operating earnings for Food Distribution was due to this asset impairment charge, as well as an increase in supply chain and corporate administrative expenses, partially offset by increased earnings due to the higher sales volume. Third quarter adjusted operating earnings(1) were $15.7 million compared to $15.5 million in the prior year quarter. Adjusted operating earnings exclude asset impairment and restructuring charges in both years and losses associated with the Fresh Kitchen operations in the prior year quarter.

Retail

Net sales for Retail increased $35.1 million, or 6.2%, to $596.7 million from $561.6 million in the prior year quarter primarily due to increased consumer demand related to COVID-19, as discussed above. Comparable store sales of 10.6% were partially offset by the impact of lower fuel sales, as well as store closures. During the quarter, the Company experienced more than 175% growth in its eCommerce business.

Reported operating earnings for Retail were $22.3 million compared to $6.7 million in the prior year quarter. The increase in reported operating earnings was due to the increase in sales volume, improvements in margin rates, including inventory shrink, and improved leverage of store labor. These favorable variances were partially offset by higher incentive compensation due to the improved segment performance. Adjusted operating earnings(1) were $22.6 million compared to $7.3 million in the prior year quarter and exclude merger/acquisition and integration expenses in the current year and restructuring charges in the prior year quarter.

Military Distribution

Net sales for Military Distribution decreased $47.2 million, or 9.5%, to $452.0 million from $499.2 million in the prior year quarter. Growth in private label and export sales were more than offset by the impact of domestic base access and commissary shopping restrictions associated with COVID-19, which have led to significant declines in Defense Commissary Agency sales as a whole.

The reported operating loss for Military Distribution was $2.5 million compared to $2.6 million in the prior year quarter. The change was driven by improved margin rates, partially offset by higher corporate administrative expenses, the impact of lower sales volumes and, to a lesser extent, increases in the rate of warehousing expenses. Adjusted operating loss(1) was $2.5 million for the quarter in both years.

Balance Sheet and Cash Flow

Cash flows provided by operating activities for the year-to-date period of fiscal 2020 were $223.8 million compared to $140.0 million in the prior year, driven by increased profitability and reductions in working capital. In 2020, the Company has generated $178.0 million in free cash flow(4) year-to-date, compared to $93.1 million in the prior year. The Company reduced net long-term debt(5) by $145.0 million year-to-date in fiscal 2020. The reduction in net long-term debt, combined with increased profitability, resulted in an improvement in the Company’s net long-term debt to adjusted EBITDA ratio over this period of time from 3.7x to 2.3x, calculated on a trailing thirteen periods basis.

Capital expenditures and IT capital(6) totaled $53.5 million in the year-to-date period compared to $46.9 million in the prior year.

Through the third quarter of fiscal 2020, the Company has declared $20.8 million in quarterly cash dividends equal to $0.1925 per common share. The Company also repurchased 860,752 shares for a total of $10.0 million in the first quarter of fiscal 2020, at an average price of $11.62 per share.

Outlook

For the 53-week fiscal year ending January 2, 2021, the Company is updating its annual outlook from what was previously provided on August 12, 2020 to reflect actual financial results, its expectations for the remainder of the fiscal year, and the forecasted impact of stock warrants, which were granted early in the fourth quarter.

For fiscal year 2020, the Company now anticipates adjusted earnings per share from continuing operations(7) of approximately $2.42 to $2.50 compared to its prior projection of $2.40 to $2.60. The Company’s updated guidance reflects the continued benefits of sales trends associated with COVID-19 and the related increase in consumer demand, offset by estimated non-cash stock warrant expense of $6.0 million to $7.0 million, or $0.13 to $0.15 per diluted share. Reported earnings per share from continuing operations are expected to range from $2.09 to $2.17 compared to its prior projection of $2.13 to $2.41.

The Company now expects fiscal 2020 adjusted EBITDA to range from $237.0 million to $242.0 million compared to its prior guidance of $232.0 million to $242.0 million.

The Company's updated guidance now reflects capital expenditures and IT capital in the range of $80.0 million to $85.0 million for the fiscal year. Depreciation and amortization have been updated to a range of $88.0 million to $90.0 million. Interest expense is now expected to range from $18.0 million to $18.5 million. The Company’s updated guidance now reflects an adjusted effective tax rate of 23.5% to 24.0% and a reported effective tax rate of 13.0% to 13.5%.

Conference Call

A telephone conference call to discuss the Company’s third quarter 2020 financial results is scheduled for Thursday, November 12, 2020 at 8:00 a.m. ET. A live webcast of this conference call will be available on the Company’s website, www.spartannash.com/webcasts. Simply click on “For Investors” and follow the links to the live webcast. The webcast will remain available for replay on the Company’s website for approximately ten days.

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Bahrain, Djibouti and Egypt. SpartanNash currently operates 156 supermarkets, primarily under the banners of Family Fare, Martin's Super Markets, D&W Fresh Market, VG's Grocery and Dan's Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words “outlook,” “believe,” “anticipates,” “continue,” “expects,” “guidance,” “trend,” “on track,” “encouraged” or “plan” or similar expressions. The statements in the “Outlook” section of this press release are inherently forward looking. Forward-looking statements relating to expectations about future results or events are based upon information available to SpartanNash as of today's date, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional risks and uncertainties include, but are not limited to, disruption associated with the COVID-19 pandemic and the Company's ability to compete in the highly competitive grocery distribution, retail grocery, and military distribution industries. Additional information concerning these and other risks is contained in SpartanNash’s most recently filed Annual Report on Form 10-K, recent Current Reports on Form 8-K and other SEC filings. All subsequent written and oral forward-looking statements concerning SpartanNash, or other matters and attributable to SpartanNash or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. SpartanNash does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

(1) A reconciliation of operating earnings to adjusted operating earnings, a non-GAAP financial measure, is provided in Table 3 below.

(2) A reconciliation of earnings from continuing operations to adjusted earnings from continuing operations, a non-GAAP financial measure, is provided in Table 4 below.

(3) A reconciliation of net earnings to Adjusted EBITDA, a non-GAAP financial measure, is provided in Table 2 below.

(4) A reconciliation of net cash provided by operating activities to free cash flow, a non-GAAP financial measure, is provided in Table 6 below.

(5) A reconciliation of long-term debt and finance lease obligations to net long-term debt, a non-GAAP financial measure, is provided in Table 5 below.

(6) A reconciliation of purchases of property and equipment to capital expenditures and IT capital, a non-GAAP financial measure, is provided in Table 7 below.

(7) A reconciliation of projected earnings per share from continuing operations to adjusted earnings per share from continuing operations, a non-GAAP financial measure, is provided in Table 8 below.

Investor Contacts:	Mark Shamber	Chief Financial Officer and Executive Vice President	(616) 878-8023
	Chris Mandeville Jeff Sonnek	ICR ICR	(203) 682-8304 (646) 277-1263

Media Contact:	Meredith Gremel	Vice President Corporate Affairs and Communications	(616) 878-2830

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SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
	October 3,	October 5,	October 3,	October 5,
(In thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$2,060,816	$1,999,808	$7,101,373	$6,538,112
Cost of sales	1,735,994	1,709,447	6,014,610	5,581,015
Gross profit	324,822	290,361	1,086,763	957,097

Operating expenses
Selling, general and administrative	289,039	273,286	981,066	900,160
Merger/acquisition and integration	242	—	242	1,364
Restructuring charges and asset impairment	6,543	1,296	20,455	10,215
Total operating expenses	295,824	274,582	1,001,763	911,739

Operating earnings	28,998	15,779	85,000	45,358

Other expenses and (income)
Interest expense	3,522	7,375	14,810	27,952
Loss on debt extinguishment	—	329	—	329
Postretirement benefit expense (income)	101	10,221	(597)	19,677
Other, net	(141)	(180)	(547)	(1,071)
Total other expenses, net	3,482	17,745	13,666	46,887

Earnings (loss) before income taxes and discontinued operations	25,516	(1,966)	71,334	(1,529)
Income tax expense (benefit)	5,564	(1,656)	7,513	(1,973)
Earnings (loss) from continuing operations	19,952	(310)	63,821	444

Loss from discontinued operations, net of taxes	—	(27)	—	(126)
Net earnings (loss)	$19,952	$(337)	$63,821	$318

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.56	$(0.01)	$1.78	$0.01
Loss from discontinued operations	—	—	—	—
Net earnings (loss)	$0.56	$(0.01)	$1.78	$0.01

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.56	$(0.01)	$1.78	$0.01
Loss from discontinued operations	—	—	—	—
Net earnings (loss)	$0.56	$(0.01)	$1.78	$0.01

Weighted average shares outstanding:
Basic	35,730	36,340	35,900	36,248
Diluted	35,732	36,340	35,900	36,248

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	October 3,	December 28,
(In thousands)	2020	2019
Assets
Current assets
Cash and cash equivalents	$26,903	$24,172
Accounts and notes receivable, net	387,114	345,320
Inventories, net	586,351	537,212
Prepaid expenses and other current assets	73,192	58,775
Property and equipment held for sale	21,942	31,203
Total current assets	1,095,502	996,682

Property and equipment, net	562,326	615,816
Goodwill	181,035	181,035
Intangible assets, net	119,039	130,434
Operating lease assets	269,025	268,982
Other assets, net	94,632	82,660

Total assets	$2,321,559	$2,275,609

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$501,099	$405,370
Accrued payroll and benefits	91,001	59,680
Other accrued expenses	53,439	51,295
Current portion of operating lease liabilities	43,705	42,440
Current portion of long-term debt and finance lease liabilities	5,338	6,349
Total current liabilities	694,582	565,134

Long-term liabilities
Deferred income taxes	52,952	43,111
Operating lease liabilities	261,621	267,350
Other long-term liabilities	48,033	30,272
Long-term debt and finance lease liabilities	540,920	682,204
Total long-term liabilities	903,526	1,022,937

Commitments and contingencies

Shareholders’ equity
Common stock, voting, no par value; 100,000 shares authorized; 35,871 and 36,351 shares outstanding	484,612	490,233
Preferred stock, no par value, 10,000 shares authorized; no shares outstanding	—	—
Accumulated other comprehensive loss	(1,479)	(1,600)
Retained earnings	240,318	198,905
Total shareholders’ equity	723,451	687,538

Total liabilities and shareholders’ equity	$2,321,559	$2,275,609

SPARTANNASH COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	40 Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019
Cash flow activities
Net cash provided by operating activities	$223,832	$140,034
Net cash used in investing activities	(35,536)	(117,645)
Net cash used in financing activities	(185,565)	(17,385)
Net cash used in discontinued operations	—	(153)
Net increase in cash and cash equivalents	2,731	4,851
Cash and cash equivalents at beginning of the period	24,172	18,585
Cash and cash equivalents at end of the period	$26,903	$23,436

SPARTANNASH COMPANY AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL DATA

Table 1: Net Sales and Operating Earnings (Loss) by Segment

(Unaudited)

	12 Weeks Ended				40 Weeks Ended
(In thousands)	October 3, 2020		October 5, 2019		October 3, 2020		October 5, 2019
Food Distribution Segment:
Net sales	$1,012,204	49.1%	$939,047	47.0%	$3,471,561	48.9%	$3,043,668	46.6%
Operating earnings	9,191		11,699		34,990		36,564
Retail Segment:
Net sales	596,659	29.0%	561,605	28.1%	2,010,483	28.3%	1,833,347	28.0%
Operating earnings	22,318		6,726		59,416		14,600
Military Segment:
Net sales	451,953	21.9%	499,156	24.9%	1,619,329	22.8%	1,661,097	25.4%
Operating loss	(2,511)		(2,646)		(9,406)		(5,806)
Total:
Net sales	$2,060,816	100.0%	$1,999,808	100.0%	$7,101,373	100.0%	$6,538,112	100.0%
Operating earnings	28,998		15,779		85,000		45,358

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company also provides information regarding Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), adjusted operating earnings, adjusted earnings from continuing operations, total net long-term debt, free cash flow and projected adjusted earnings per diluted share from continuing operations. These are non-GAAP financial measures, as defined below, and are used by management to allocate resources, assess performance against its peers and evaluate overall performance. The Company believes these measures provide useful information for both management and its investors. The Company believes these non-GAAP measures are useful to investors because they provide additional understanding of the trends and special circumstances that affect its business. These measures provide useful supplemental information that helps investors to establish a basis for expected performance and the ability to evaluate actual results against that expectation. The measures, when considered in connection with GAAP results, can be used to assess the overall performance of the Company as well as assess the Company’s performance against its peers. These measures are also used as a basis for certain compensation programs sponsored by the Company. In addition, securities analysts, fund managers and other shareholders and stakeholders that communicate with the Company request its financial results in these adjusted formats.

Current year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Cut operating losses” subsequent to the decision to exit these operations during the first quarter, severance associated with cost reduction initiatives, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination income related to a refund from the annuity provider associated with the final reconciliation of participant data is excluded from adjusted earnings from continuing operations. These items are considered “non-operational” or “non-core” in nature. Prior year adjusted operating earnings, adjusted earnings from continuing operations, and adjusted EBITDA exclude “Fresh Kitchen operating losses” subsequent to the decision to exit these operations at the beginning of the third quarter, costs associated with organizational realignment, which include significant changes to the Company’s management team, and fees paid to a third-party advisory firm associated with Project One Team, the Company’s initiative to drive growth while increasing efficiency and reducing costs. Pension termination costs, primarily related to non-operating settlement expense associated with the distribution of pension assets, are excluded from adjusted earnings from continuing operations, and to a lesser extent adjusted operating earnings.

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Net earnings (loss)	$19,952	$(337)	$63,821	$318
Loss from discontinued operations, net of tax	—	27	—	126
Income tax expense (benefit)	5,564	(1,656)	7,513	(1,973)
Other expenses, net	3,482	17,745	13,666	46,887
Operating earnings	28,998	15,779	85,000	45,358
Adjustments:
LIFO expense	387	1,268	3,158	3,761
Depreciation and amortization	20,858	20,351	68,611	67,513
Merger/acquisition and integration	242	—	242	1,364
Restructuring, asset impairment and other charges	6,543	1,296	20,455	10,215
Fresh Cut operating losses	—	—	2,262	—
Fresh Kitchen operating losses	—	2,204	—	2,204
Stock-based compensation	1,033	638	5,181	6,735
Non-cash rent	(1,188)	(1,082)	(3,981)	(4,542)
Costs associated with Project One Team	—	—	493	5,428
Organizational realignment costs	—	935	—	1,812
Severance associated with cost reduction initiatives	40	—	5,121	—
Loss on disposal of assets	35	—	3,462	—
Other non-cash charges	94	187	193	710
Adjusted EBITDA	$57,042	$41,576	$190,197	$140,558

Table 2: Reconciliation of Net Earnings to Adjusted Earnings Before Interest, Taxes, Depreciation

and Amortization, continued

(Adjusted EBITDA)

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Food Distribution:
Operating earnings	$9,191	$11,699	$34,990	$36,564
Adjustments:
LIFO expense	295	639	1,684	1,869
Depreciation and amortization	7,413	7,390	24,561	25,368
Merger/acquisition and integration	—	—	—	(130)
Restructuring, asset impairment and other charges	6,538	1,043	19,222	10,724
Fresh Cut operating losses	—	—	2,262	—
Fresh Kitchen operating losses	—	2,204	—	2,204
Stock-based compensation	522	302	2,524	3,319
Non-cash rent	31	147	125	353
Costs associated with Project One Team	—	—	265	2,877
Organizational realignment costs	—	495	—	960
Severance associated with cost reduction initiatives	—	—	3,143	—
(Gain) loss on disposal of assets	(6)	—	1,613	—
Other non-cash charges	52	14	103	391
Adjusted EBITDA	$24,036	$23,933	$90,492	$84,499
Retail:
Operating earnings	$22,318	$6,726	$59,416	$14,600
Adjustments:
LIFO (gain) expense	(15)	257	586	858
Depreciation and amortization	10,489	10,197	34,570	33,048
Merger/acquisition and integration	242	—	242	1,494
Restructuring charges (gains) and asset impairment	5	253	1,233	(509)
Stock-based compensation	364	222	1,756	2,325
Non-cash rent	(1,134)	(1,149)	(3,818)	(4,612)
Costs associated with Project One Team	—	—	164	1,845
Organizational realignment costs	—	318	—	616
Severance associated with cost reduction initiatives	9	—	1,441	—
Loss on disposal of assets	34	—	1,905	—
Other non-cash charges	30	243	64	410
Adjusted EBITDA	$32,342	$17,067	$97,559	$50,075
Military:
Operating loss	$(2,511)	$(2,646)	$(9,406)	$(5,806)
Adjustments:
LIFO expense	107	372	888	1,034
Depreciation and amortization	2,956	2,764	9,480	9,097
Stock-based compensation	147	114	901	1,091
Non-cash rent	(85)	(80)	(288)	(283)
Costs associated with Project One Team	—	—	64	706
Organizational realignment costs	—	122	—	236
Severance associated with cost reduction initiatives	31	—	537	—
Loss (gain) on disposal of assets	7	—	(56)	—
Other non-cash charges (gains)	12	(70)	26	(91)
Adjusted EBITDA	$664	$576	$2,146	$5,984

Notes: Adjusted EBITDA is a non-GAAP operating financial measure that the Company defines as net earnings plus interest, discontinued operations, depreciation and amortization, and other non-cash items including deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted EBITDA and adjusted EBITDA by segment are not measures of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definitions of adjusted EBITDA and adjusted EBITDA by segment may not be identical to similarly titled measures reported by other companies.

Table 3: Reconciliation of Operating Earnings to Adjusted Operating Earnings

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended		40 Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019	October 3, 2020	October 5, 2019
Operating earnings	$28,998	$15,779	$85,000	$45,358
Adjustments:
Merger/acquisition and integration	242	—	242	1,364
Restructuring, asset impairment and other	6,543	1,296	20,455	10,215
Fresh Cut operating losses	—	—	2,262	—
Fresh Kitchen operating losses	—	2,204	—	2,204
Costs associated with Project One Team	—	—	493	5,428
Organizational realignment costs	—	935	—	1,812
Expenses associated with tax planning	(15)	—	82	—
Pension termination	—	28	—	48
Severance associated with cost reduction initiatives	40	43	5,121	484
Adjusted operating earnings	$35,808	$20,285	$113,655	$66,913
Reconciliation of operating earnings (loss) to adjusted operating earnings (loss) by segment:
Food Distribution:
Operating earnings	$9,191	$11,699	$34,990	$36,564
Adjustments:
Merger/acquisition and integration	—	—	—	(130)
Restructuring, asset impairment and other	6,538	1,043	19,222	10,724
Fresh Cut operating losses	—	—	2,262	—
Fresh Kitchen operating losses	—	2,204	—	2,204
Costs associated with Project One Team	—	—	265	2,877
Organizational realignment costs	—	495	—	960
Expenses associated with tax planning	(8)	—	44	—
Pension termination	—	15	—	26
Severance associated with cost reduction initiatives	—	31	3,143	392
Adjusted operating earnings	$15,721	$15,487	$59,926	$53,617
Retail:
Operating earnings	$22,318	$6,726	$59,416	$14,600
Adjustments:
Merger/acquisition and integration	242	—	242	1,494
Restructuring charges (gains) and asset impairment	5	253	1,233	(509)
Costs associated with Project One Team	—	—	164	1,845
Organizational realignment costs	—	318	—	616
Expenses associated with tax planning	(5)	—	27	—
Pension termination	—	10	—	17
Severance associated with cost reduction initiatives	9	12	1,441	83
Adjusted operating earnings	$22,569	$7,319	$62,523	$18,146
Military:
Operating loss	$(2,511)	$(2,646)	$(9,406)	$(5,806)
Adjustments:
Costs associated with Project One Team	—	—	64	706
Organizational realignment costs	—	122	—	236
Expenses associated with tax planning	(2)	—	11	—
Pension termination	—	3	—	5
Severance associated with cost reduction initiatives	31	—	537	9
Adjusted operating loss	$(2,482)	$(2,521)	$(8,794)	$(4,850)

Notes: Adjusted operating earnings is a non-GAAP operating financial measure that the Company defines as operating earnings plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted operating earnings is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for operating earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted operating earnings may not be identical to similarly titled measures reported by other companies.

Table 4: Reconciliation of Earnings (loss) from Continuing Operations to

Adjusted Earnings from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	12 Weeks Ended
	October 3, 2020			October 5, 2019
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Earnings (loss) from continuing operations	$19,952	$0.56		$(310)	$(0.01)
Adjustments:
Merger/acquisition and integration	242			—
Restructuring, asset impairment and other	6,543			1,296
Fresh Kitchen operating losses	—			2,204
Organizational realignment costs	—			935
Loss on debt extinguishment	—			329
Severance associated with cost reduction initiatives	40			43
Expenses associated with tax planning	(15)			—
Pension termination	—			10,159
Total adjustments	6,810			14,966
Income tax effect on adjustments (a)	(1,830)			(3,751)
Impact of CARES Act (b)	212			—
Total adjustments, net of taxes	5,192	0.14	*	11,215	0.31
Adjusted earnings from continuing operations	$25,144	$0.70		$10,905	$0.30

	40 Weeks Ended
	October 3, 2020			October 5, 2019
		per diluted			per diluted
(In thousands, except per share amounts)	Earnings	share		Earnings	share
Earnings from continuing operations	$63,821	$1.78		$444	$0.01
Adjustments:
Merger/acquisition and integration	242			1,364
Restructuring, asset impairment and other	20,455			10,215
Fresh Cut operating losses	2,262			—
Fresh Kitchen operating losses	—			2,204
Costs associated with Project One Team	493			5,428
Organizational realignment costs	—			1,812
Loss on debt extinguishment	—			329
Severance associated with cost reduction initiatives	5,121			484
Expenses associated with tax planning	82			—
Pension termination	(1,004)			19,510
Total adjustments	27,651			41,346
Income tax effect on adjustments (a)	(6,827)			(10,166)
Impact of CARES Act (b)	(9,298)			—
Total adjustments, net of taxes	11,526	0.32		31,180	0.86
Adjusted earnings from continuing operations	$75,347	$2.10		$31,624	$0.87
* Includes rounding

(a)	The income tax effect on adjustments is computed by applying the applicable tax rate to the adjustments.
(b)	Represents tax impacts attributable to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, primarily related to additional deductions and the utilization of net operating loss carrybacks.

Notes: Adjusted earnings from continuing operations is a non-GAAP operating financial measure that the Company defines as earnings from continuing operations plus or minus adjustments for items that do not reflect the ongoing operating activities of the Company and costs associated with the closing of operational locations.

Adjusted earnings from continuing operations is not a measure of performance under accounting principles generally accepted in the United States of America and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. The Company’s definition of adjusted earnings from continuing operations may not be identical to similarly titled measures reported by other companies.

Table 5: Reconciliation of Long-Term Debt and Finance Lease Obligations to Net Long-Term Debt

(A Non-GAAP Financial Measure)

(Unaudited)

	October 3,	December 28,
(In thousands)	2020	2019
Current portion of long-term debt and finance lease liabilities	$5,338	$6,349
Long-term debt and finance lease liabilities	540,920	682,204
Total debt	546,258	688,553
Cash and cash equivalents	(26,903)	(24,172)
Net long-term debt	$519,355	$664,381

Notes: Net long-term debt is a non-GAAP financial measure that is defined as long-term debt and finance lease obligations plus current maturities of long-term debt and finance lease obligations less cash and cash equivalents. The Company believes both management and its investors find the information useful because it reflects the amount of long-term debt obligations that are not covered by available cash and temporary investments. Net long-term debt is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 6: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019
Net cash provided by operating activities	$223,832	$140,034
Less:
Purchases of property and equipment	45,880	46,905
Free cash flow	$177,952	$93,129

Notes: Free cash flow is a non-GAAP financial measure calculated by subtracting capital expenditures from cash flows provided by operating activities, the most directly comparable GAAP measure. The Company believes it is a useful indicator of liquidity that provides information to both management and investors about the amount of cash generated from operations that, after capital expenditures, can be used for strategic business objectives, including the repayment of long-term debt. Free cash flow is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 7: Reconciliation of Purchases of Property and Equipment to Capital Expenditures and IT Capital

(A Non-GAAP Financial Measure)

(Unaudited)

	40 Weeks Ended
(In thousands)	October 3, 2020	October 5, 2019
Purchases of property and equipment	$45,880	$46,905
Plus:
Cloud computing spend	7,658	—
Capital expenditures and IT capital	$53,538	$46,905

Notes: Capital expenditures and IT capital is a non-GAAP financial measure calculated by adding spending related to the development of cloud computing applications spend to capital expenditures, the most directly comparable GAAP measure. Cloud computing spend only includes costs incurred during the application development phase and does not include ongoing costs of hosting or maintenance associated with these applications, which are expensed as incurred. The Company believes it is a useful indicator of the Company’s investment in its facilities and systems as it transitions to more cloud-based IT systems. Capital expenditures and IT capital is not a substitute for GAAP financial measures and may differ from similarly titled measures of other companies.

Table 8: Reconciliation of Projected Earnings per Diluted Share from Continuing Operations to

Projected Adjusted Earnings per Diluted Share from Continuing Operations

(A Non-GAAP Financial Measure)

(Unaudited)

	53 Weeks Ending January 2, 2021
	Low	High
Earnings from continuing operations	$2.09	$2.17
Adjustments, net of taxes:
Merger/acquisition and integration expenses	0.01	0.01
Costs associated with Project One Team	0.01	0.01
Pension termination	(0.02)	(0.02)
Restructuring and asset impairment	0.43	0.43
Severance associated with cost reduction initiatives	0.11	0.11
Fresh Cut operating losses	0.05	0.05
Impact of CARES Act	(0.26)	(0.26)
Adjusted earnings from continuing operations	$2.42	$2.50